EXHIBIT 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR ANNOUNCES RECORD REVENUE
AND RECORD PROFIT FOR THE FIRST QUARTER
(all currency is expressed in United States dollars)

Denver, Colorado — May 5, 2003

Golden Star Resources Ltd. (“Golden Star” or the “Company”) is pleased to announce record revenue of $15.1 million and record net income of $4.3 million, or $0.045 per share, for the first quarter of 2003. This compares with revenue of $9.3 million and net income of $1.5 million ($0.024 per share) in the first quarter last year.

Peter Bradford, President and CEO of Golden Star commented, “We are very pleased with our performance for the first quarter and excited about progress, both on the Wassa feasibility study and on the Prestea Underground mine evaluation. Although we directly benefited from higher spot gold prices in the quarter, as a result of being 100% unhedged, record gold production from Bogoso/Prestea drove our revenue and earnings. Our track record of achievements positions Golden Star to continue to grow over time, from a combination of organic growth and further acquisitions.”

FINANCIAL HIGHLIGHTS

Operating results are summarized as follows:

	Three months ended March 31,

	2003	2002

Gold shipped (ounces)	42,356	31,645
Average price realized ($ per ounce)	354	290
Cash operating cost/ounce ($)	170	179
Revenues (in thousands $)	15,141	9,332
Net income (in thousands $)	4,346	1,454
Net income per share ($)	0.045	0.024
(See note on non-GAAP measures below.)

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OPERATING HIGHLIGHTS

All production in the first quarter of 2003 was mined from the Plant-North pit at Prestea and processed through the Bogoso processing plant. Details are as follows:

	Three months ended March 31,

	2003	2002

Ore mined (tonnes)	609,632	641,608
Waste mined (tonnes)	2,172,191	1,436,964
Mill availability (%)	95.1	96.3
Tonnes milled	556,612	542,009
Average grade milled (g/t)	3.29	2.61
Mill recovery (%)	74.4	70.4
Cash operating cost/ounce ($)	170	179
Total cash operating cost/ ounce ($)	197	198

Bogoso/Prestea

Operations at Bogoso/Prestea performed very well with record quarterly gold production being achieved. The record production exceeded our plan with more ore tonnage at a higher grade being mined than was estimated by the reserve model. Partially offsetting this however, average metallurgical recoveries at 74.4% underperformed our reserve model target of 80.9%. The underperformance was largely in the transition zone. Additional testwork has been initiated to better understand the transition material so that appropriate changes to optimize our mining schedule and processing can be made.

Prestea Underground

Data compilation continued on the Prestea Underground and the first phase of this work is expected to be completed by mid-year. A number of target zones have been identified and underground drilling to test these targets is expected to commence in the second quarter.

Wassa

Feasibility study work at Wassa continued according to schedule. All drilling and resource estimation work for the feasibility study is now complete. We are, in addition, continuing with regional exploration work at Wassa to test for new targets outside the mineralized material on which the feasibility study is based.

LIQUIDITY AND CAPITAL RESOURCES

Profitable operations at Bogoso/Prestea during the quarter and an equity offering in February resulted in an increase of $29.8 million in cash and cash equivalents during the quarter, to $49.8 million. Working capital increased to $55.3 million, up from $22.0 million at the end of 2002. Cash flow from operations before working capital changes totaled $6.3 million during the first three months of 2003 versus $2.2 million in the same period of 2002. Higher gold prices, higher gold production and lower unit costs were responsible for this improvement.

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Our investing activities consumed $7.3 million of cash in the first three months of 2003. Costs for the Wassa feasibility study and property holding costs totaled $1.7 million, while development work and new fixed assets at Bogoso/Prestea consumed $2.4 million. We also invested $0.7 million in maintenance, engineering and geologic analysis at the Prestea Underground as part of the above mentioned geological assessment program.

The first of three annual $1.0 million deferred payments from the Gross Rosebel transaction, which closed in May 2002, was received during the quarter. Issuance of new common shares during the first three months of 2002 contributed $33.5 million of cash, net of expenses, from a bought deal equity offering, warrant exercises and stock option exercises.

SUBSEQUENT EVENTS

In April 2003, Golden Star announced two transactions that will result in the acquisition of the rights to mine the Mampon gold property and the acquisition of the rights to the Asikuma prospecting license (from which the Mampon property was excised in 1999) and the Mansiso prospecting license. These transactions will result in the Company controlling an additional 45 kms of the Ashanti Trend, north of and contiguous to Bogoso/Prestea.

In a separate transaction Golden Star agreed to acquire a nominal 4,500 tonne-per-day conventional milling and carbon-in-leach processing plant, stores, inventory and powerhouse from the now closed Obotan mine in Ghana. It is intended to use the Obotan processing equipment to increase non-refractory processing capacity at Bogoso/Prestea. This will allow the existing processing plant at Bogoso to be converted with the addition of a BIOX circuit, and so enable the mining and processing of refractory sulfide ore. Golden Star expects the total costs for this expansion, including the cost of the Obotan plant, its relocation and upgrade, the BIOX upgrade to the existing Bogoso processing plant, and the expansion of the owner-operated mining fleet at Bogoso/Prestea, to be about $60 million. The expansion work could commence in 2004. A feasibility study to verify capital cost estimates and project viability, which will build on the feasibility study work previously completed for the Bogoso sulfide project, should be completed in 2003.

We plan to consider and implement external funding options for the expansion project in parallel with the feasibility study work. A second processing plant at Bogoso/Prestea could increase group gold production by an additional 100,000 ounces per annum and should result in unit cost savings from reduced haulage and G&A costs. The implementation of the proposed development of Wassa and the upgrade of our mining and processing capacity at Bogoso/Prestea would increase Golden Star’s annualized group gold production rate to about 350,000 ounces per year by late 2004.

OUTLOOK

Golden Star’s main objectives for 2003, are: (i) continued orderly and efficient mining of the Plant-North ore body at Prestea allowing an adequate flow of ores to the Bogoso mill; (ii) mid-year completion of the Wassa feasibility study and, if warranted, subsequent construction of the Wassa CIL mill facility; (iii) continued expansion of our land holdings on the southern end of the

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Ashanti trend; (iv) a significant increase in exploration efforts along the Ashanti trend and other areas in Ghana; and (v) continued evaluation of the potential of the Prestea Underground.

We expect to produce approximately 140,000 ounces from Bogoso/Prestea in 2003, at a projected average cash operating cost of $185 per ounce. Although, the first quarter performance is marginally better than the annualized expectation, we expect a softer second quarter as a result of lower recoveries scheduled while we mine through a transition ore zone. Third and fourth quarter production is expected to improve as the mining schedule indicates a return to oxide ore and higher recoveries. We will be mining from the Plant-North pit at Prestea for the whole of 2003.

We expect to complete the feasibility study for Wassa during the second quarter and, subject to a positive outcome, our intention is to fast track the development of a conventional CIL plant at Wassa during the second half of 2003. To this end we have already made a partial commitment to the project’s development, having incurred costs of approximately $1.3 million for the acquisition and transport of two grinding mills to Wassa and having committed to the design and construction of site civil works and a powerline. Production, at an estimated average annual production rate of 120,000 ounces per year, could commence by early 2004.

Golden Star holds a 90% equity interest in the Bogoso/Prestea open-pit gold mine in Ghana, an approximately 57% managing equity interest in the currently inactive Prestea underground gold mine in Ghana, and a 90% equity interest in the Wassa gold project, also in Ghana. In addition, the Company has other gold exploration interests in the Guiana Shield in South America as well as elsewhere in West Africa. Golden Star currently has approximately 108 million common shares outstanding and is listed on the Toronto Stock Exchange under the symbol “GSC” and on the American Stock Exchange under the symbol “GSS”.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, production, production commencement dates, grade, processing capacity, potential mine life, feasibility studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tons mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2002. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to

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any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Measures: We have included cash cost per ounce data because we understand that certain investors use this information to determine the Company’s ability to generate cash flow for use in investing and other activities. We believe that conventional measures of performance prepared in accordance with GAAP do not fully illustrate the ability of operations to generate cash flow. The data are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

For further information, please contact:

GOLDEN STAR RESOURCES LTD. Peter Bradford, President and CEO Allan Marter, Chief Financial Officer	+1 800 553 8436 +1 303 894 4613 +1 303 894 4631

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